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                                                                   EXHIBIT 10(a)


                      GENERAL WAIVER AND RELEASE AGREEMENT


This GENERAL WAIVER AND RELEASE AGREEMENT ("Agreement"), made as of the 27th day of May, 2004, pursuant to Michigan law, among PRESTON D. HOPPER (the "Executive"), an individual, and CONSUMERS ENERGY COMPANY, a Michigan corporation (the "Company") and CMS ENERGY CORPORATION, a Michigan corporation, is a general waiver and release of all claims against the Company, CMS Energy Corporation and all of their subsidiaries and affiliates (collectively the "CMS Companies").

WHEREAS, upon termination of his employment, Executive is eligible for the payment of certain severance benefits under Paragraph 6 of an Employment Agreement, dated as of December 10, 1999 between Executive and CMS Energy Corporation, provided that "any payment under this provision shall be contingent upon the Executive's execution of a waiver and release of all liability by the Company and its agents at the time of termination;"

WHEREAS, the parties have recognized that the facts and circumstances surrounding Executive's cessation of employment with the Company are unusual and not exactly contemplated by the terms of some of the applicable benefit plans and programs, thus requiring interpretation and application of language and producing different possible outcomes unless the parties agree to a mutually satisfactory resolution of any open issues;

WHEREAS, the parties hereto have agreed upon the level of severance benefits due under said Paragraph 6, as previously interpreted by CMS Energy Corporation, and under the Executive Incentive Separation Plan which also requires a release by Executive, with the result that the parties have resolved all potential issues about the interpretation and application of language in applicable benefit plans and programs; and

WHEREAS, this General Waiver and Release Agreement satisfies the aforementioned conditions for payment of severance benefits:

NOW THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, the Executive and Consumers Energy Company and CMS Energy Corporation, on their own behalf and on behalf of their respective successors and assigns, agree as follows:


1.    CESSATION OF EMPLOYMENT

Executive agrees that his employment as an employee and officer of all CMS Companies was fully and completely terminated effective as of March 17, 2004. Further, Executive waives any right to object to such termination. The parties agree this was not a termination for cause.


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2.    MONETARY AND OTHER CONSIDERATION

In consideration for the releases and the other covenants in this Agreement, Executive agrees and reaffirms that the only monetary and other consideration to which he is entitled due to the termination of employment is that provided to Executive pursuant to this Agreement.

     (A) The parties hereto agree that ninety-five percent of the total amount of severance benefits received by Executive pursuant to this Agreement shall be consideration for the General Release and Discharge by Executive (see Section 5), and five percent of the total amount shall be consideration for the Release of Age Discrimination Claims by Executive (see Section 6).

     (B)  Plans and Programs With Vested Rights

          Following is a list of significant plans and programs where the parties in the spirit of compromise are agreeing upon the scope of Executive's vested rights and are agreeing upon the interpretation of the plans and programs for purposes of this Agreement. Further, the parties to this Agreement stipulate that no other section of this Agreement seeks to otherwise change any of the terms of any of those plans and programs as they would apply to Executive.

          (1) CMS Energy Corporation Annual Executive Incentive Compensation Plan, initially effective January 1, 1987, as amended and restated effective January 1, 2002 ("Old Incentive Compensation Plan"): The parties agree that Executive has no more money coming to him as a result of awards to Executive under the Old Incentive Compensation Plan except to the extent, if any, Executive has deferred prior awards. The parties agree that whatever Executive may have been entitled to receive under the Old Incentive Compensation Plan has already been paid to him or has been deferred as he has directed. Executive's directions shall continue to be carried out.

          (2) Pension Plan for Employees of Consumers Energy Company, effective as of September 1, 2000 ("Pension Plan"): The parties agree that Executive's rights under the Pension Plan are governed by the provisions contained in Section VII of the Pension Plan and that Executive can begin to receive his pension on a monthly basis when he reaches age 55. Basically, the amount of Executive's pension will be determined in accordance with the actuarial table contained in Appendix A to the Pension Plan, and further reduced for any survivor options provided to or selected by Executive for which he is eligible. Executive is not eligible to receive his pension as a single sum determined on a present value basis.



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          (3)  Supplemental Executive Retirement Plan for Employees of CMS
               Energy/Consumers Energy Company, effective as of January 1, 2001 ("SERP"): The parties agree that Executive's rights under SERP are governed by the provisions contained in the last sentence of
               Section VII of SERP and Executive can begin to receive his SERP on a monthly basis when he reaches age 55. Basically, the amount of Executive's SERP will be reduced by the same percentage from the actuarial table contained in Appendix A to the Pension Plan and used to determine his pension, and further reduced for any survivor options provided to or selected by Executive for which he is eligible under SERP. As would be the case if he retired under SERP, Executive cannot receive his SERP as a single sum determined on a present value basis.

          (4) Annual Officer Incentive Compensation Plan for CMS Energy Corporation and Its Subsidiaries, effective as of January 1, 2003 ("AOIC Plan"): Pursuant to the AOIC Plan, for performance year 2003, the Board had already considered and approved awards under the AOIC Plan prior to March 17, 2004, but no individual award of incentive compensation had yet been paid to any officer, including Executive, as of March 17, 2004, but would have been paid before the end of March. Moreover, Executive's award would be credited to his Salaried Employees Merit Program for 2003 ("SEM Plan") special account for later payment. The Company agrees to take no steps to prevent payment and crediting from taking place for Executive's incentive compensation related to performance year 2003 and further agrees it will allow payment in cash of such credited amount (subject only to state, federal, FICA and other applicable withholding taxes and authorized deductions) to be made from the SEM Plan within 30 days after the signing of this Agreement. Executive agrees he is not entitled to any award under the Plan for all or any portion of the 2004 performance year.

          (5) CMS Deferred Salary Savings Plan, initially effective as of December 1, 1989, as amended through January 1, 1994 and the Employees' Savings and Incentive Plan of Consumers Energy Company/Employee Stock Ownership Plan of Consumers Energy Company, effective as of January 1, 2001: Executive was 100% vested in the account values in each of the aforementioned plans as of March 17, 2004. All amounts in the accounts will be treated as required in the plan documents, including distribution to Executive in accordance with the payment options selected by him.

          (6) Under the Stock Plan referenced below in paragraph C(1), certain options were granted to Executive on July 31, 2002 and on August 22, 2003. For only those options, the exercise date is being extended pursuant to Section 6.10 of the Stock Plan so that Executive may exercise those options if he so chooses. The period during which those options may be exercised is a window period that begins at

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               8:00 AM on the 30th day after the signing of this Agreement by both parties and expires at 5:00 PM on the 60th day after the signing of this Agreement by both parties. Aside from allowing the exercise during the window period, all other terms of the options remain as stated in their original awards. Nothing in this Agreement extends any option beyond its original expiration date.

          (7) Salaried Employees Merit Program for 2003 ("SEM Plan"): Executive had an account balance in the SEM Plan as of March 17, 2004. Distributions under the SEM Plan will be made in March 2005 based on the price of CMS Energy Corporation common stock on January 31, 2005. The Company agrees not to challenge Executive's eligibility to have the aforementioned distribution from his SEM Plan account take place in March 2005.

          (8) Unused Vacation: The parties agree that Executive shall be paid for 25 days, or 200 hours, of unused vacation at an hourly wage rate based upon Executive's 2004 base pay, 2080 hours per year and eight hours a day. The amount of this payment will be made to Executive within 10 days after signing this Agreement subject to reduction for state, federal, FICA and other applicable withholding taxes and authorized deductions.

          (9) Health Care, Life Insurance, Long Term Disability: The parties agree that all rights, if any, Executive shall have to continue coverage and receipt of any Health Care, Life Insurance and Long Term Disability benefits will be determined in accordance with the terms and conditions of the Group Health Care Plan for Employees of Consumers Energy, the Term Life Insurance Plan for Salaried Employees of Consumers Energy, any applicable individual long term disability contract and any applicable laws.

     (C)  Plans and Programs Where There Are Forfeitures

          (1) CMS Energy Corporation Performance Incentive Stock Plan, effective as of December 3, 1999 ("Stock Plan"): As of March 17, 2004, Executive had certain CMS Energy Corporation stock options governed by the Stock Plan which are being forfeited pursuant to the Stock Plan and this Agreement. The total number of options being forfeited is for 83,000 shares of stock. The number of shares subject to forfeiture and their grant date are: 7,000 shares (July 28, 1994), 7,000 shares (July 27, 1995), 9,000 shares (July 25, 1996), 10,000 shares (July 24, 1997), 9,000 shares (July 23, 1998), 14,000 shares (July 22, 1999), 14,000 shares (February 24, 2000), 18,000 shares (February 22, 2001) and 18,000 shares (February 22, 2002). Executive agrees not to contest such forfeiture in exchange for the consideration represented by this Section 2.


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          (2)  As of March 17, 2004, Executive also had 27,000 shares of CMS
               Energy Corporation restricted stock governed by the Stock Plan. In accordance with the provisions of the Stock Plan and this Agreement, all of said shares of restricted stock are being forfeited. Executive agrees not to contest such forfeiture in exchange for the consideration represented by this Section 2.

          (3) Unless he is an active employee on the payroll of a CMS Company at the time he reaches the age of 55, Executive will not be eligible for retiree health care. Nothing in this Agreement is intended to change that outcome.

     (D)  Severance Benefits

          (1) Pursuant to the terms of the Executive Incentive Separation Plan, the parties agree that Executive shall receive a monthly payment equal to $5,978.68, which shall be paid to Executive every month in which he also receives a payment under the Pension Plan. If Executive predeceases his spouse after he reaches the age of 55, Executive's spouse shall receive a monthly payment equal to 50% of the payment that Executive is receiving, or $2,989.34. This payment to Executive's spouse shall be made until the month of the death of Executive's spouse. If Executive predeceases his spouse before he reaches the age of 55, the monthly payment to Executive's spouse at the 50% level shall begin with the first month following the month in which Executive would have reached the age of 55 and continue monthly until the month of her death. If Executive's spouse predeceases him, Executive's monthly payment does not "pop up," above the $5,978.68 per month level. Each monthly payment called for by this subparagraph shall be reduced for state, federal, FICA and other applicable withholding taxes and authorized deductions at the time of payment.

          (2) To resolve the amount of severance benefits due Executive pursuant to Paragraph 6 of the aforementioned Employment Agreement, the parties agree that Executive shall receive a total of $699,984.00. The severance benefits payable pursuant to this subparagraph shall be paid in three installments as follows:
               $174,996.00 on or about July 1, 2004, $349,992.00 on or about
               January 5, 2005 (but not before January 1, 2005), and $174,996.00 on or about January 5, 2006 (but not before January 1, 2006). Each payment shall be reduced for state, federal, FICA and other applicable withholding taxes and authorized deductions at the time of payment. If Executive dies before receiving the three installment payments, the payment(s) remaining shall be made to his surviving spouse according to the schedule set forth above.



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3.    RETURN OF COMPANY PROPERTY

By signing this Agreement, Executive represents and warrants that he has returned to the Company all of its property and all the property of any of the CMS Companies which Executive had in his possession, provided however that Executive can keep the personal computer assigned for his use once it is cleaned by the Company of all documents belonging to any of the CMS Companies and contains only a basic operating system and Executive's personal attorney files on the hard drive. Prior to cleaning, the Company will retain copies of documents which need to be retained pursuant to Company document retention policies. Specifically, Executive expressly agrees to return, within 10 days after signing this Agreement, all originals and copies of documents which he may have in his possession in connection with the business and affairs of any CMS Company. Notwithstanding the foregoing, property or documents of CMS Companies, if any, in Executive's possession due to arrangements made in connection with ongoing or pending litigation or investigations are not covered by this paragraph. Executive shall provide a written certification of compliance with this section of the Agreement on or about the 30th day after signing this Agreement.


4.    PROPRIETARY MATERIALS AND INFORMATION

     (A) Executive acknowledges that by reason of his position with the CMS Companies he has been given access to "Proprietary Materials and Information" respecting the Company's business affairs and the business affairs of the CMS Companies. Executive represents that he has held all such information confidential and will continue to do so, and that Executive will not use such information for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of the Company. Because of the temporal nature of such materials and information, the requirements of this paragraph shall expire on May 27, 2005.

     (B) For purposes of this Agreement, "Proprietary Materials and Information" includes, by way of example and not limitation, notes, letters, internal company memoranda, records, reports, recordings, records of conversations and other information concerning the Company's business affairs and the business affairs of the CMS Companies which Executive obtained by virtue of the Executive's position and which was not disseminated to the public during the term of the Executive's employment. It also includes the contents of Executive's personal computer and the non-original copies of documents contained in Executive's office files.

     (C) Executive further agrees not to testify or act in any capacity as a paid or unpaid expert witness, advisor or consultant on behalf of any person, individual, partnership, firm, corporation or any other person or entity that has or may have any claim, demand, action, suit, cause of action, or judgment against the Company or any of the CMS Companies. The intent of this paragraph is to preclude Executive from voluntarily

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          participating in commercial litigation against any of the CMS companies. Notwithstanding the foregoing, this paragraph does not prevent Executive from offering sworn testimony after being served a valid subpoena.


5.    GENERAL RELEASE AND DISCHARGE BY EXECUTIVE

In consideration of the payments and commitments made by the Company to the Executive (described in Section 2 above), the Executive on his own behalf, and his descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, CMS Energy Corporation, and all of their subsidiaries and affiliates, past and present, and each of them as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which the Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or in any way connected with the Executive's employment relationship with the Company or the Releasees, or the Executive's termination of employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement, including but not limited to, claims based on any express or implied contract of employment which may have been alleged to exist between the Company, the Releasees and the Executive, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq, as amended, the Civil Rights Act of 1991, P. L. 102-1 66, the Elliott-Larsen Civil Rights Act, MCLA
Section 37.2101, et seq, the Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq, as amended, the Americans with Disabilities Act of 1990, 42 U.S.C.
Section 12206, et seq, as amended, (or the Persons with Disabilities Civil Rights Act, MCLA Section 37.1101, et seq, as amended, or any other federal, state or local law, rule, regulation or ordinance, and claims for severance pay, sick leave, vacation pay and holiday pay, except as provided in the sentences that follow. Nothing in this Agreement is intended to, nor do the Executive, the Company and CMS Energy Corporation, waive the right to enforce this Agreement pursuant to Section 14 below. Further, this release does not relate to claims Executive may have accrued through March 17, 2004 under benefit programs available to all employees under the general benefit plan descriptions, under descriptions contained in particular plans or contracts applicable to members of Executive's paygrade and under the Pension Plan and SERP, provided, however, that determinations made with respect to the particular plans described in
Section 2 of this Agreement are final and shall not be changed. Finally, this release does not relate to Executive's rights and claims for indemnification.



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6.    RELEASE OF AGE DISCRIMINATION CLAIMS BY EXECUTIVE

In consideration for the consideration described in Section 2 above, the Company and the Executive further agree that this Agreement releases and discharges the Company and the Releasees from each, every and all liability to the Executive for any damage to person or property whatsoever, whether now known or unknown, apparent or not yet discovered, foreseen or unforeseen, developed or undeveloped, resulting or to result from claims of age discrimination occurring prior to the date of this Agreement under the Age Discrimination in Employment Act of 1967 ("ADEA"), 29 U.S.C. Section 621, et seq, as amended by the Older Workers Benefit Protection Act of 1990. The Executive specifically acknowledges for purposes of this provision that: (1) the Executive has been advised by the Company to consult with an attorney prior to signing this release under the Age Discrimination in Employment Act, as amended; (2) the Executive has been given 21 days to consider the release; and (3) the Executive may revoke this Agreement within 7 days of signing this Agreement. In the event of such a revocation, the Executive will repay to the Company all funds already received pursuant to
Section 2 hereof and waive his rights to receive any additional funds under this Agreement. Such a revocation, to be effective, must be in writing and either (i) postmarked within 7 days of execution of this Agreement and addressed to the attention of John F. Drake, CMS Energy Corporation, at One Energy Plaza, Jackson, Michigan 49201, or (ii) hand delivered to John F. Drake within 7 days of execution of this Agreement. Executive understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing. IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE END OF THE 21 DAY PERIOD, EXECUTIVE CERTIFIES THAT THE EXECUTIVE KNOWINGLY AND VOLUNTARILY DECIDED TO SIGN THE AGREEMENT AFTER CONSIDERING IT LESS THAN 21 DAYS AND HIS DECISION TO DO SO WAS NOT INDUCED BY ANY OF THE CMS COMPANIES THROUGH FRAUD, MISREPRESENTATION OR A THREAT TO WITHDRAW OR ALTER THE OFFER OF THE SEVERANCE BENEFITS PAYABLE UNDER THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE 21 DAY TIME PERIOD. The release provided for in this Section 6 shall not be effective or enforceable until after the revocation period has passed.


7.    NO ADMISSION OF LIABILITY

The consideration advanced herein by the Company and all other CMS Companies is in full settlement of all claims by the Executive with respect to his employment relationship and does not constitute an admission of liability by the Company, CMS Energy Corporation, and all of their subsidiaries and affiliates. The consideration has been advanced as a compromise to avoid expense and any potential controversy with Executive. The covenants undertaken by the Executive do not constitute an admission of liability to any CMS Company by the Executive.



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8.    CONFIDENTIALITY

     (A) Executive agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and that the Executive shall not disclose them to any other person except Executive's legal counsel, financial and/or tax advisors, future employer(s), and members of his immediate family. Executive shall also be allowed to disclose the terms and conditions to other persons after he has requested and received the express consent of the Company for such disclosure.

     (B) Without limiting the generality of the foregoing, neither the Company, CMS Energy Corporation nor the Executive will respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to the terms and conditions of this Agreement or the circumstances surrounding Executive's termination of employment. Notwithstanding the foregoing sentence, the Company and all of the CMS Companies and the Executive shall be allowed to make such filings regarding the terms and conditions of this Agreement with the appropriate regulatory bodies, as may be required or advisable in the their sole discretion, including the submission of this Agreement as an exhibit to such filings.

     (C) Without limiting the generality of the foregoing, the Executive specifically agrees that he and the persons to whom he is allowed to make disclosure pursuant to paragraph (A) above shall not disclose detailed information regarding the contents of this Agreement to any current or former employee of any CMS Company. Executive and the CMS Companies may acknowledge, however, than an agreement has been reached by the parties.


9.    GOVERNING LAW AND SEVERABILITY OF INVALID PROVISIONS

This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles. Further, if any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement, which can be given effect without the invalid provisions or applications, and to this end the provisions of this Agreement are declared to be severable.


10.   FULL UNDERSTANDING AND VOLUNTARY ACCEPTANCE

In entering this Agreement, the Company, CMS Energy Corporation and the Executive represent that they have had the opportunity to consult with attorneys of their own choice, that the Company, CMS Energy Corporation and the Executive have read the terms of this Agreement and that those terms are fully understood and voluntarily accepted by them. The parties further


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represent that this Agreement contains the entire Agreement between the parties and that neither party has made any promise, inducement or agreement not herein expressed.


11.   COOPERATION WITH COMPANY ON INVESTIGATIONS AND LAWSUITS

When requested, Executive agrees to fully and unconditionally cooperate with the Company, CMS Energy Corporation and all other CMS Companies, by making himself available at reasonable times and for reasonable periods of time, in any pending or future civil or criminal investigations, claims or lawsuits by any governmental, regulatory or legislative body or by any other person, where it is determined by the Company that Executive has information that may be useful in the matter at issue. Any reasonable out-of-pocket expenses incurred in complying with this Section shall be reimbursed to Executive. Further, Executive shall be reimbursed for all reasonable business expenses of the kind that are customarily reimbursed by the Company to its Executives, when incurred by him in connection with the cooperation to be provided under this section of this Agreement. Nothing in this section and in this Agreement provides to the Company the right to direct or determine the defense(s) which the Executive might assert in response to any complaint or charges brought against the Executive as an individual.


12.   DISCLOSURE TO STATE OR FEDERAL AGENCIES OR COURTS

Nothing in this Agreement is to be construed as prohibiting either the Executive or any of the CMS Companies from freely providing any truthful information to a state or federal agency or court when requested or required to do so by such agency or court or when otherwise permitted by law to provide such information to them.


13.   LITIGATION

In the event of litigation or other proceeding ("Litigation") by Executive against the Company or any of the Releasees about matters that have been released under this Agreement, Executive agrees to repay to the Company and CMS Energy Corporation the consideration advanced under Section 2 above, prior to the commencement of Litigation and to pay to the Company and the Releasees all costs and expenses of defending against the Litigation incurred by the Company and Releasees, and those associated with them, including reasonable attorneys fees. Notwithstanding the foregoing, this section is not intended to preclude the offset of the portion of the consideration received under Section 2 related to the release of an ADEA claim, in lieu of the repayment of said ADEA consideration by Executive, if Executive commences litigation pursuant to ADEA. Moreover, a dispute and arbitration covered by Section 14 of this Agreement, including the enforcement by Executive of any arbitration award is not litigation within the scope of this Section 13.


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14.   ARBITRATION

The parties agree that any disputes between them relating to the formation, breach, interpretation and application of this Agreement and not settled by the parties shall be submitted to final and binding arbitration.

     (A) Arbitration proceedings shall be conducted in Jackson, Michigan on at least ten (10) business days' written notice to the parties. Such proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except as may be specified otherwise herein).

     (B) There shall be only one arbitrator, having knowledge and experience with employment law. If the parties cannot agree upon the arbitrator, each party shall select a representative qualified to be the arbitrator, and the two representatives shall select the arbitrator. If either party fails to select a representative, the other party may seek to have the Federal District Judge having the highest authority in the Federal District in which Jackson, Michigan is situated to appoint a person meeting the qualification requirements specified herein to serve as the arbitrator. If the judge with the highest seniority does not immediately appoint someone, the party may make such request of the next senior judge(s) (in descending order of authority) until a qualified arbitrator is appointed.

     (C) Each party shall be entitled to reasonable discovery through requests for admission, requests for production of documents and by depositions of not more than 10 individuals, and by no other means; and discovery procedures shall be utilized only for the discovery of relevant admissible evidence or information reasonably calculated to lead to the discovery of relevant admissible evidence, and shall not place an undue burden on the party from whom discovery is sought.

     (D) All discovery shall be completed, and the arbitration hearing shall commence within 90 days after appointment of the arbitrator; and absent a finding by the arbitrator of exceptional circumstances, the hearing shall be completed and an award setting forth the findings and reasoning for the arbitrator's decision, shall be rendered within 60 days after the conclusion of the hearing.

     (E) The arbitrator shall not have authority to fashion a remedy that includes consequential, exemplary or punitive damages of any type whatsoever, and the arbitrator is hereby prohibited from awarding injunctive relief of any kind, whether mandatory or prohibitory.

     (F) The award shall be final and binding on all parties and shall not be subject to court review. However, it may be enforced in any court of competent jurisdiction.

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     (G)  The costs of the arbitration proceeding, which shall include the arbitrator's bill for services in connection with the arbitration proceeding, will be apportioned equally between the parties and each party shall pay its own attorney fees, experts' fees and any other expenses incurred in connection with the preparation for or conduct of the proceeding.


15.   CANCELLATION OF PRIOR AGREEMENTS

This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matters contained herein and supersedes, cancels, voids and renders of no further force and effect any and all employment agreements, change of control agreements and other similar agreements, representations, promises, covenants, communications and arrangements, whether oral or written, between the Company and the Executive, CMS Energy Corporation and the Executive, and any one of the CMS Companies and the Executive that may have been executed or made prior to the date of this Agreement and which also may address the subject matters contained herein, including but not by way of limitation, the Employment Agreement, dated December 10, 1999, between the Executive and CMS Energy Corporation including Paragraph 8 thereof. However, see Subsection 17(A) of this Agreement with respect to said Paragraph 8.


16.   MODIFICATION

This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.


17.   INDEMNIFICATION AND INSURANCE

     (A) Paragraph 8 of the Employment Agreement, dated December 10, 1999, between the Executive and CMS Energy Corporation reads as follows:

          "8. Indemnification. The Company [CMS Energy Corporation] shall cause the Executive to be insured under its Directors and Officers Liability Insurance policy, if any, during his Employment Period and for a period of not less than five years after the termination of the Executive's employment for any reason whatsoever. In addition to insurance and any other indemnification available to the Executive as an Officer, the Company [CMS Energy Corporation] shall indemnify, to the extent permitted by applicable law, the Executive for settlements, judgments and reasonable expenses in connection with activities arising from services rendered by Executive as a Director or Officer of the Company [CMS Energy Corporation] or any affiliated


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          company and shall, to the extent permitted by law, advance to the Executive all reasonable costs and expenses in defense of any claim or cause of action arising out of or pertaining to the Executive's employment with CMS [CMS Energy Corporation] or the Company [CMS Energy Corporation]."

          Executive and CMS Energy Corporation restate Paragraph 8 as part of this Agreement with the understanding that (i) the restated paragraph represents an agreement between Executive and CMS Energy Corporation only and does not bind Consumers Energy Company and any other CMS Company to do anything; (ii) Executive is acknowledging when he signs this Agreement that he has been placed on notice of the difficulty CMS Energy Corporation may have in arranging coverage during the referenced five year period in future commercial insurance markets; and (iii) CMS Energy Corporation will be required to use its best efforts to arrange such coverage.

     (B) With respect to Consumers Energy Company and the CMS Companies other than CMS Energy Corporation, nothing in this Agreement shall be construed to alter, modify or limit Executive's rights (i) pursuant to applicable statutes, articles of incorporation, by-laws, common law and resolutions of the Boards of Consumers Energy Company or any of the CMS Companies to seek or obtain indemnification from said company respecting defense costs, judgments and other liabilities and (ii) to assert a claim for reimbursement under any potentially applicable directors and officers liability insurance policy which covers his service with said companies. Further, if Executive suffers actual monetary damage as a result of a lack of directors and officers liability insurance coverage with respect to his service with said companies, that will be a proper subject for arbitration under Section 14 of this Agreement, provided Executive has also been unsuccessful in asserting his rights and having his actual monetary damage reimbursed pursuant to clause (i) of this Subsection and provided further that
          Section 14 of this Agreement shall not be used, unless mutually agreed to at the time by the parties in writing, as a vehicle for resolving in connection with litigation and investigations pending at the time his employment was terminated on March 17, 2004 (x) Executive's claims for final discharge of any obligation to repay to CMS Energy Corporation moneys being advanced to him and (y) Executive's claims for indemnification by CMS Energy Corporation. Executive will not be allowed pursuant to Section 14 to recover more than the actual monetary damage he suffers after receipt of reimbursement from other sources.



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18.   COUNTERPARTS

This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be regarded by the parties as original signatures.


Signed as of this 27th day of May, 2004.


                                    /s/ Preston D. Hopper
                                   ----------------------------------------
                                   Executive:        Preston D. Hopper

                                   CONSUMERS ENERGY COMPANY


                                   By: /s/ John F. Drake
                                      -------------------------------------


                                   CMS ENERGY CORPORATION


                                   By: /s/ S. Kinnie Smith, Jr.
                                       ------------------------------------





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